EXHIBIT  (23)

     CONSENT  OF  INDEPENDENT  ACCOUNTANTS

The  Board  of  Directors
Claire's  Stores,  Inc.


We consent to the incorporation by reference in the Registration Statement of Claire's Stores, Inc., on Form S-3(No. 333-58549) and Form S-8(No. 333-42027) of our report, dated April 7, 2000, relating to the consolidated balance sheets of Claire's Stores, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three year period ended January 29, 2000 which report appears in the January 29, 2000 Annual Report on Form 10-K of Claire's Stores, Inc.


/S/KPMG  LLP
Fort  Lauderdale
April  21,  2000